ESCALON MEDICAL CORP.

565	East Swedesford Road, Suite 200

Wayne, PA 19087

(Nasdaq Small Cap: ESMC)

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Richard J. DePiano Chairman and CEO	Joseph Calabrese 212/827-3772

610/688-6830

FOR IMMEDIATE RELEASE

ESCALON® ANNOUNCES THE APPOINTMENT OF
ROBERT O’CONNOR AS CHIEF FINANCIAL OFFICER

Wayne, PA – July 6, 2006 – Escalon Medical Corp. (Nasdaq Small Cap: ESMC) today announced that Robert O’Connor has been appointed Chief Financial Officer effective June 30, 2006. Mr. O’Connor joins Escalon Medical Corp. from BDO Seidman, LLP where he served as a senior manager. His prior experience includes both public and private accounting roles as a manager at PricewaterhouseCoopers, L.L.P. in Philadelphia, Pennsylvania, where he served in the middle market advisory services group, and positions of controller and chief financial officer for two publicly traded middle market technology and manufacturing companies.

Mr. O’Connor holds an MBA from Rutgers University – Graduate School of Management and a B.S. from Kean University. He is a certified public accountant and a member of the American Institute of Certified Public Accountants (AICPA).

About Escalon
Founded in 1987, Escalon develops markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. Drew, which operates as a separate business unit, provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as veterinary hematology and blood chemistry. Escalon seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of the Escalon’s distribution capabilities. Escalon has headquarters in Wayne, Pennsylvania and manufacturing operations in Long Island, New York, New Berlin, Wisconsin, Dallas, Texas, Oxford, Connecticut and Barrow-in-Furness, U.K.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about Escalon’s future prospects. They are based on the Escalon’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether Escalon is able to improve upon the operations of Escalon’s business units, including, the integration of Drew’s operations, generate cash and identify, finance and enter into business relationships and acquisitions, integrate and leverage those business relationships and acquisitions, uncertainties and risks related to new product development, commercialization, manufacturing and market acceptance of new products, marketing acceptance of existing products in new markets, the continuity of royalty revenue, litigation and non-recurring expenses, research and development activities, including failure to demonstrate clinical efficacy, delays by regulatory authorities, scientific and technical advances by Escalon or third parties, introduction of competitive products, third party reimbursement and physician training as well as general economic conditions. Further information about these and other relevant risks and uncertainties may be found in Escalon’s report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as other sources.